Exhibit 99.1

                                  PRESS RELEASE

 AVENUE ENERGY SIGNS AGREEMENTS RELATING TO ITS OIL AND GAS INTERESTS IN TURKEY

             KARAKILISE-2 WELL EXPECTED TO COMMENCE DRILLING SHORTLY


ENCINO, CALIFORNIA, November 2, 2004 -- Avenue Group, Inc. (OTCBB:AVNU) announced that on October 31, 2004, its wholly-owned subsidiary Avenue Energy, Inc. ("Avenue Energy") finalized a series of amendments to existing agreements with members of the Sayer Group Consortium ("SGC") with respect to Avenue Energy's interests in various oil and gas leases and licenses in the Republic of Turkey.

Avenue has reduced it's existing and ongoing obligations to fund activities at the Karakilise license under the amendments and its participation interests at this license from 50% to 15%. These reduced obligations include the infra-structure improvements and operational costs at the Karakilise-1 well, which is currently in production, and the Karakilies-2 well, which SGC advises is expected to spud shortly; as well as the additional drilling and operating costs with respect to the Karakilise-2 well.

In addition, as part of these amendments, Avenue Energy has elected to relinquish its options to acquire participation interests in certain licenses and leases with SGC in Turkey and the parties have agreed that they may now apply for new licenses in Turkey independently of each other. Following the amendments, Avenue Energy will have a participation interest in 12 oil and gas leases and licenses covering approximately 1,164,000 acres in Turkey. These licenses and leases include the Karakilise Licenses and a 50% participation interest in the Gercus, Rubai, Kilis and Arpatepe Licenses (the "Turkish Licenses"). Avenue Energy will be seeking additional capital to participate in the proposed drilling program at the Turkish Licenses during the next 12 months.

As a result of these amendments Avenue Energy has substantially reduced its ongoing monthly expenditures for representation fees, license fees, and ongoing administrative costs in Turkey. In addition, SGC has reduced its obligations and applied amounts previously paid by Avenue towards infra-structure improvements and operating costs at the Karakilise license, such that Avenue Energy has now funded its share of such costs through the date of the amendments and it has also funded its share of drilling the pending Karakilise-2 well. In the event of a discovery at the Karakilise-2 well, Avenue will be required to pay approximately $90,000, representing its proportionate share of completion costs of such well.

Levi Mochkin, President and Chief Executive Officer of Avenue stated, "this reduction in our financial obligations in Turkey allows us to focus on continuing to develop our production and exploration activities and it assists Avenue by providing it with a more predictable set of financial obligations in Turkey, where we hope to continue to develop our production at Karakilise and to continue our exploration activities."



About Avenue Energy
Avenue Energy engages in oil and gas exploration and development. Together with the Sayer Group, it has a petroleum exploration and production acreage spread covering approximately 1,164,000 acres in Turkey, including a 15% participation interest in the Karakilise-1 well and license located in the Diyarbakir Petroleum District of southeast Turkey which has been producing high grade light crude oil since September, 2003. It also has a 50% participation interest in the North Rubai License, which is located close to the tri-nation boundary point of Turkey, Iraq and Syria and a 50% participation interest in the Gercus, Kilis and Arpatepe Licences in Turkey.

About the Sayer Group of Companies
Over the past 20 years the Sayer Group has built up a well-established fully integrated oil and gas group based in Turkey, with offices in Ankara, Turkey and Wichita, Kansas, U.S.A. It has been engaged in exploration and


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production activities in Turkey since 1962. The Sayer Group owns and operates its own API rated drilling and workover rigs, seismic and oilfield equipment, cementing and fraccing units and a fleet of tanker trucks. AME is also a member of IADC (the International Association of Drilling Contractors).


For additional information about Avenue Group, Inc., please see our website at http://www.avenuegroupinc.com.

Contact:
Avenue Group, Inc.
Levi Mochkin, 818-465-1200
ir@avenuegroupinc.com

Avenue Group Inc. (AVNU) is committed to keeping it's shareholders and interested investors informed. We encourage you to register for news updates and information at:
http://www.macreport.net/featured/AVNU/infoalerts.asp



         Certain information contained in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December, 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution Investors and prospective Investors about significant factors which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Actual results may differ as a result of factors over which the Company has no control, including general economic and business conditions; effects of war or terrorists acts on the capital markets or the Company's activities, including oil and gas exploration and production, competition and ability to gain market acceptance of products; success of its operating and investment initiatives; including its investment in the Karakilise-2 well and other oil and gas exploration and drilling initiatives, operating costs; fluctuation in oil and gas prices, advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; its ability to obtain financing for its ongoing operations or proposed initiatives, including its participation in licenses and leases in Turkey; availability, terms and deployment of capital; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with, various government regulations; slower than anticipated completion of research and volatility in the trading price of its securities, and other risks listed from time to time in reports filed with the Securities and Exchange Commission, which factors are incorporated herein by reference. This news release is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Any such solicitation or offer may only be made through a prospectus which has been approved by the Securities and Exchange Commission in the states in which such solicitation or offer has been approved.